                                                                    EXHIBIT 99.1


(NABORS INDUSTRIES LOGO)                                            NEWS RELEASE
--------------------------------------------------------------------------------



           NABORS NETS $0.33 VS. $0.18 ON GENERALLY IMPROVING ACTIVITY

ST. MICHAEL, BARBADOS, OCTOBER 29, 2003, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced its results for the third quarter and nine months ended September 30, 2003. Adjusted income derived from operating activities(1) was $52.9 million for the current quarter compared to $32.1 million in the third quarter of last year and $38.0 million in the second quarter of this year. Net income was $50.3 million ($0.33 per diluted share) for the current quarter compared to $26.9 million ($0.18 per diluted share) in the prior year and $29.0 million ($0.19 per diluted share) in the second quarter of this year. Operating revenues and earnings from unconsolidated affiliates were $476.0 million in the current quarter compared to $355.1 million in the prior year quarter and $433.9 million in the second quarter of this year. For the nine months ended September 30, 2003, adjusted income derived from operating activities was $146.9 million compared to $130.7 million in 2002. Net income for the first nine months of 2003 was $127.4 million ($0.83 per diluted share) compared to $94.3 million ($0.63 per diluted share) in the first nine months of 2002. Revenues and earnings from unconsolidated affiliates for the first nine months were $1.37 billion compared to $1.10 billion for the first nine months of 2002.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer commented on the results, "Compared to the second quarter of 2003, the largest sequential improvement in results among our operating units came from Canada as it rebounded sharply from the second quarter seasonal trough. The next largest increment was in the U.S. Lower 48 land drilling business with 20 additional rigs working and a modest improvement in margins as projected. International operations achieved increased results during the quarter, as the contribution from recently deployed platform rigs improved. Our U.S. Offshore operation also showed modest improvement with increased jack-up and platform workover activity. U.S. Land Well-servicing posted steady results as expanded margins offset slightly lower rig hours. Alaska was down sequentially, but much less than expected with continued work for two rigs we had anticipated stacking."

"Our outlook for the fourth quarter and therefore the full year 2003 continues to be in line with the consensus of analyst's estimates. Canada is likely to have the most significant impact on our near-term results with the anticipation of record levels of activity and firm pricing through the first quarter of 2004. We expect the number of rigs operating in our U.S. Lower 48 land drilling operation to continue increasing at a moderate pace along with our average daily margins. While we anticipate that our U.S. Offshore unit will realize a more significant sequential improvement in the fourth quarter from higher utilization of its workover jack-up and platform rigs, the sustainability of this trend is less certain in this market. The deployment, in the first half of 2004, of three newly constructed platform rigs for GOM deepwater SPAR platform contracts should


----------

         (1) Adjusted income derived from operating activities is computed by subtracting: direct costs, general and administrative expenses, and depreciation and amortization expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). A reconciliation of this non-GAAP measure to consolidated income before taxes, which is a GAAP measure, is provided herein.

further benefit this unit. The 2004 outlook in Alaska is lower than 2003, but is much improved from our previous forecast. In addition to recent incremental contract awards the major operators in this area have recently agreed to commence the development of a heavier oil deposit which should employ more rigs in 2004. Our U.S. Land Well-servicing business expects the usual fourth quarter seasonality in its results with the holidays and shorter days generating fewer available work hours. Longer-term the outlook for this business remains quite positive."

"Internationally, we expect flat sequential results over the next few quarters, as a result of the hopefully temporary cessation of a couple of long-running contracts, fewer successes in new contract awards than forecasted and lower expectations on the level of ongoing contribution from the platform rigs offshore Mexico. We do expect several of the idle rigs to return to work in the near future. Our manufacturing and logistics businesses are expected to improve modestly along with the expected improvements in our various U.S. businesses."

 "My conviction in the sustainability of growth in our North American gas-directed markets remains strong. In the U.S. Lower 48 drilling market I anticipate we will continue to see a steady increase in rig count that is likely to favor our rigs and geographic markets. Since the beginning of this year Nabors rig count has grown at roughly twice the rate of increase in the Baker Hughes land rig count. Further, our margins should begin to expand more meaningfully as we move into next year. I am particularly encouraged by the current and prospective performance of our Canadian unit which is virtually certain to significantly surpass its previous record results over the next few quarters and throughout 2004. While the timing of the progression of our international business is harder to predict, I am enthusiastic about the multitude of incremental prospects for continued growth in this unit and an improving contribution from our existing operations, as we continue to diligently focus on further enhancing our execution."

The Nabors companies own and operate almost 600 land drilling and approximately 950 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 42 platforms, 16 jack-ups, and three barge rigs in the domestic and international markets. Nabors markets 30 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.




--------------------------------------------------------------------------------
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063 or our corporate headquarters in St. Michael, Barbados at (246) 421-9471 or via email at dan.mclachlin@nabors.com. Nabors will conduct a conference call to discuss the quarter's results and the near-term outlook, today at 12:00 p.m. Eastern Standard Time. The call can be accessed on our website at WWW.NABORS.COM, or through First Call at WWW.FIRSTCALLEVENTS.COM.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                             ----------------------------------------     -------------------------
                                                              JUNE 30,            SEPTEMBER 30,                 SEPTEMBER 30,
                                                             ----------     -------------------------     -------------------------
                                                                2003           2003           2002           2003           2002
                                                             ----------     ----------     ----------     ----------     ----------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues and other income:
   Operating revenues (1)                                    $  432,552     $  473,494     $  353,146     $1,355,883     $1,086,492
   Earnings from unconsolidated affiliates (1)                    1,359          2,485          1,932          9,747         11,941
   Interest income                                                6,998          6,442          8,145         21,133         25,538
   Other income (expense), net                                       23          2,279           (994)         2,326          2,152
                                                             ----------     ----------     ----------     ----------     ----------
      Total revenues and other income                           440,932        484,700        362,229      1,389,089      1,126,123
                                                             ----------     ----------     ----------     ----------     ----------

Costs and other deductions:
   Direct costs                                                 298,791        323,296        233,890        926,647        721,513
   General and administrative expenses                           40,483         41,207         36,968        122,935        102,458
   Depreciation and amortization                                 56,652         58,530         52,084        169,108        143,749
   Interest expense                                              18,644         15,991         17,772         54,705         46,805
                                                             ----------     ----------     ----------     ----------     ----------
      Total costs and other deductions                          414,570        439,024        340,714      1,273,395      1,014,525
                                                             ----------     ----------     ----------     ----------     ----------
Income before income taxes                                       26,362         45,676         21,515        115,694        111,598
                                                             ----------     ----------     ----------     ----------     ----------

Income tax (benefit) expense:
  Current                                                         3,226            644          1,774          7,930          8,731
  Deferred                                                       (5,883)        (5,249)        (7,181)       (19,593)         8,583
                                                             ----------     ----------     ----------     ----------     ----------
    Total income tax (benefit) expense                           (2,657)        (4,605)        (5,407)       (11,663)        17,314
                                                             ----------     ----------     ----------     ----------     ----------
Net income                                                   $   29,019     $   50,281     $   26,922     $  127,357     $   94,284
                                                             ==========     ==========     ==========     ==========     ==========

Earnings per share (2):
   Basic                                                     $      .20     $      .34     $      .19     $      .87     $      .66
   Diluted                                                   $      .19     $      .33     $      .18     $      .83     $      .63

Weighted average number of common shares outstanding (2):
  Basic                                                         146,382        146,905        145,078        146,332        143,079
                                                             ----------     ----------     ----------     ----------     ----------
  Diluted                                                       153,359        153,378        151,158        158,090        149,423
                                                             ----------     ----------     ----------     ----------     ----------

                                                             ----------     ----------     ----------     ----------     ----------
Adjusted income derived from operating activities (3)        $   37,985     $   52,946     $   32,136     $  146,940     $  130,713
                                                             ==========     ==========     ==========     ==========     ==========

(1) During the fourth quarter of 2002, we revised the classification of revenues for certain rigs that we own that are leased to our joint venture in Saudi Arabia, in which we have a 50% ownership interest. We now report 100% of these revenues as Operating revenues. Previously, we had reported 50% of these lease revenues as Earnings from unconsolidated affiliates and 50% as Operating revenues. The effect of this change in classification resulted in an increase in Operating revenues and offsetting decrease in Earnings from unconsolidated affiliates of $6.2 million and $17.5 million for the three and nine months ended September 30, 2002, respectively. These reclassifications had no impact on total revenues and other income, or net income.

(2) See "Computation of Per Share Earnings" included herein as a separate schedule.

(3) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                        DECEMBER 31,     JUNE 30,     SEPTEMBER 30,
                                                            2002           2003           2003
                                                        ------------    ----------    -------------
(IN THOUSANDS, EXCEPT RATIOS)
ASSETS
Current assets:
Cash and marketable securities                           $  871,651     $1,050,450     $  936,703
Accounts receivable, net                                    277,735        336,308        348,982
Other current assets                                        220,522        223,645        226,662
                                                         ----------     ----------     ----------
     Total current assets                                 1,369,908      1,610,403      1,512,347
Marketable securities                                       459,148        432,873        580,473
Property, plant and equipment, net                        2,781,050      2,880,104      2,881,531
Goodwill, net                                               306,762        328,033        331,509
Other long-term assets                                      147,004        185,599        181,459
                                                         ----------     ----------     ----------
     Total assets                                        $5,063,872     $5,437,012     $5,487,319
                                                         ==========     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                        $  492,985     $  298,007     $  299,973
Other current liabilities                                   258,469        275,712        281,628
                                                         ----------     ----------     ----------
     Total current liabilities                              751,454        573,719        581,601
Long-term debt                                            1,614,656      1,990,138      1,984,749
Other long-term liabilities                                 539,307        523,658        522,159
                                                         ----------     ----------     ----------
     Total liabilities                                    2,905,417      3,087,515      3,088,509
Shareholders' equity                                      2,158,455      2,349,497      2,398,810
                                                         ----------     ----------     ----------
     Total liabilities and shareholders' equity          $5,063,872     $5,437,012     $5,487,319
                                                         ==========     ==========     ==========

Total cash and marketable securities                     $1,330,799     $1,483,323     $1,517,176

Working capital                                          $  618,454     $1,036,684     $  930,746

Funded debt to capital ratio:
    - Gross                                                0.49 : 1       0.49 : 1       0.49 : 1
    - Net of cash and marketable securities                0.26 : 1       0.26 : 1       0.24 : 1
Interest coverage ratio:                                    6.0 : 1        5.4 : 1        5.9 : 1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                                SEGMENT REPORTING
                                   (UNAUDITED)

The following table sets forth certain information with respect to our segments and rig activity:

                                                                        THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                             ----------------------------------------     -------------------------
                                                              JUNE 30,            SEPTEMBER 30,                 SEPTEMBER 30,
                                                             ----------     -------------------------     -------------------------
                                                                2003           2003           2002           2003           2002
                                                             ----------     ----------     ----------     ----------     ----------
(IN THOUSANDS)
Reportable segments:
Operating revenues and Earnings from
  unconsolidated affiliates:
    Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                            $  116,605     $  135,409     $   92,298     $  343,702     $  298,479
      U.S. Land Well-servicing                                   81,504         78,773         74,168        236,937        224,121
      U.S. Offshore                                              24,680         25,928         24,446         72,322         75,876
      Alaska                                                     30,446         20,187         26,359         86,601         97,300
      Canada                                                     49,836         71,489         41,387        222,113         90,339
      International                                              96,599        106,228         77,430        290,018        234,580
                                                             ----------     ----------     ----------     ----------     ----------
       Subtotal Contract Drilling (2)                           399,670        438,014        336,088      1,251,693      1,020,695

    Manufacturing, Logistics and Other (3) (4)                   46,572         48,635         33,692        150,396        115,288
    Other (5)                                                   (12,331)       (10,670)       (14,702)       (36,459)       (37,550)
                                                             ----------     ----------     ----------     ----------     ----------
      Total                                                  $  433,911     $  475,979     $  355,078     $1,365,630     $1,098,433
                                                             ==========     ==========     ==========     ==========     ==========

Adjusted cash flow derived from operating activities: (6)
 Contract Drilling:
   U.S. Lower 48 Land Drilling                               $   23,445     $   28,867     $   21,359     $   66,363     $   73,168
   U.S. Land Well-servicing                                      18,811         18,644         14,320         52,600         45,046
   U.S. Offshore                                                  5,112          5,599          3,891         11,814          7,002
   Alaska                                                        13,414          8,659         11,371         40,235         35,232
   Canada                                                         5,453         18,054          9,067         56,760         24,210
   International                                                 33,350         36,046         27,206         97,538         84,798
                                                             ----------     ----------     ----------     ----------     ----------
    Subtotal Contract Drilling                                   99,585        115,869         87,214        325,310        269,456

 Manufacturing, Logistics and Other                               4,883          4,624          8,282         20,374         34,991
 Other (7)                                                       (9,831)        (9,017)       (11,276)       (29,636)       (29,985)
                                                             ----------     ----------     ----------     ----------     ----------
   Total                                                         94,637        111,476         84,220        316,048        274,462
Depreciation and amortization                                   (56,652)       (58,530)       (52,084)      (169,108)      (143,749)
                                                             ----------     ----------     ----------     ----------     ----------

Adjusted income derived from operating activities (8)            37,985         52,946         32,136        146,940        130,713

Interest expense                                                (18,644)       (15,991)       (17,772)       (54,705)       (46,805)
Interest income                                                   6,998          6,442          8,145         21,133         25,538
Other income (expense), net                                          23          2,279           (994)         2,326          2,152
                                                             ----------     ----------     ----------     ----------     ----------
Income before income taxes                                   $   26,362     $   45,676     $   21,515     $  115,694     $  111,598
                                                             ==========     ==========     ==========     ==========     ==========

Net cash provided by operating activities from the
  consolidated statements of cash flows (6)                  $   94,738     $  112,063     $   91,004     $  232,834     $  285,689
                                                             ==========     ==========     ==========     ==========     ==========

Rig activity:
Rig years: (9)
   U.S. Lower 48 Land Drilling                                    136.8          157.4          103.2          134.6          105.5
   U.S. Offshore                                                   15.0           14.1           14.5           14.2           14.6
   Alaska                                                           9.1            6.3            8.8            8.0            9.9
   Canada                                                          23.4           39.1           23.4           40.4           20.6
   International (10)                                              59.8           63.3           54.6           60.1           53.5
                                                             ----------     ----------     ----------     ----------     ----------
      Total rig years                                             244.1          280.2          204.5          257.3          204.1
                                                             ==========     ==========     ==========     ==========     ==========
Rig hours: (11)
   U.S. Land Well-servicing                                     281,810        275,610        259,688        830,933        764,293
   Canada Well-servicing (12)                                    46,458         90,233         62,553        229,393         93,081
                                                             ----------     ----------     ----------     ----------     ----------
      Total rig hours                                           328,268        365,843        322,241      1,060,326        857,374
                                                             ==========     ==========     ==========     ==========     ==========

(1) This segment includes our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $.9 million, $1.0 million and $.9 million for the three months ended June 30, 2003, September 30, 2003 and 2002, respectively, and $2.7 million and $3.0 million for the nine months ended September 30, 2003 and 2002, respectively.

(3) Includes our marine transportation and supply services, top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(4) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $.4 million, $1.5 million and $1.0 million for the three months ended June 30, 2003, September 30, 2003 and 2002, respectively, and $7.0 million and $8.9 million for the nine months ended September 30, 2003 and 2002, respectively.

(5)   Represents the elimination of inter-segment transactions.

(6) Adjusted cash flow derived from operating activities is computed by subtracting direct costs and general and administrative expenses from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units based on several criteria, including adjusted cash flows derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing performance of our business units. The following is a reconciliation of net cash provided by operating activities from our consolidated statements of cash flows, which is a GAAP measure, to this non-GAAP measure:

                                                                                     (UNAUDITED)

                                                                     THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                             -----------------------------------     -----------------------
                                                             JUNE 30,         SEPTEMBER 30,               SEPTEMBER 30,
                                                             --------     ----------------------     -----------------------
                                                               2003          2003         2002         2003          2002
                                                             --------     ---------     --------     ---------     ---------
(IN THOUSANDS)
Net cash provided by operating activities from the
   consolidated statements of cash flows                     $ 94,738     $ 112,063     $ 91,004     $ 232,834     $ 285,689

Interest expense                                               18,644        15,991       17,772        54,705        46,805
Interest income                                                (6,998)       (6,442)      (8,145)      (21,133)      (25,538)
Other (income) expense, net                                       (23)       (2,279)         994        (2,326)       (2,152)
Current income tax expense                                      3,226           644        1,774         7,930         8,731
Deferred financing cost amortization                           (1,323)       (1,378)      (1,598)       (4,098)       (3,794)
Discount amortization on long-term debt                        (7,661)       (4,961)      (7,661)      (20,530)      (22,931)
Amortization of loss on cash flow hedges                          (38)          (42)          --          (113)           --
Gains (losses) on long-term assets, net                           837           (95)        (298)        3,182        (1,126)
Gains (losses) on marketable securities, net                    3,096            65         (564)        2,692         2,386
(Losses) gains on derivative instruments                       (2,617)        2,042           --        (1,659)           --
Sales of marketable securities, trading                        (4,484)           --           --        (4,484)           --
Foreign currency transaction gains (losses)                       532            36         (368)          387         1,939
Loss on early extinguishment of debt                             (908)           --           --          (908)         (202)
Equity in (losses) earnings of unconsolidated affiliates,
   net of dividends                                            (4,141)       (1,015)      17,480           747        19,604
Decrease (increase), net of effects from acquisitions,
  from changes in balance sheet accounts                        1,757        (3,153)     (26,170)       68,822       (34,949)
                                                             --------     ---------     --------     ---------     ---------
Adjusted cash flow derived from operating activities         $ 94,637     $ 111,476     $ 84,220     $ 316,048     $ 274,462
                                                             ========     =========     ========     =========     =========

(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Adjusted income derived from operating activities is computed by subtracting direct costs, general and administrative expenses, and depreciation and amortization expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".

(9) Excludes well-servicing rigs which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended June 30, 2003 and 3.7 years and 3.9 years during the three and nine months ended September 30, 2003 and 2002, respectively.

(11) Rig hours represents the aggregate number of hours that our well-servicing rig fleet operated during the period.

(12) The Canada Well-servicing operation was acquired during April 2002 as part of our acquisition of Enserco Energy Service Company Inc.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                               THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                       ------------------------------------       -----------------------
                                                       JUNE 30,           SEPTEMBER 30,                 SEPTEMBER 30,
                                                       --------      ----------------------       -----------------------
                                                         2003          2003          2002            2003          2002
                                                       --------      --------      --------       ---------      --------
(In thousands, except per share amounts)
Net income (numerator):
   Net income - basic                                  $ 29,019      $ 50,281      $ 26,922       $ 127,357      $ 94,284
   Add interest expense on assumed conversion
      of our zero coupon convertible senior
      debentures, net of tax:
        $825 million due 2020 (1)                             -             -             -           3,639             -
        $1.381 billion due 2021 (2)                           -             -             -               -             -
                                                       --------      --------      --------       ---------      --------
     Adjusted net income - diluted                     $ 29,019      $ 50,281      $ 26,922       $ 130,996      $ 94,284
                                                       --------      --------      --------       ---------      --------

   Earnings per share:
     Basic                                             $    .20      $    .34      $    .19       $     .87      $    .66
     Diluted                                           $    .19      $    .33      $    .18       $     .83      $    .63

Shares (denominator):
   Weighted average number of shares
      outstanding - basic (3)                           146,382       146,905       145,078         146,332       143,079
   Net effect of dilutive stock options and
      warrants based on the treasury stock
      method                                              6,977         6,473         6,080           6,680         6,344
   Assumed conversion of our zero coupon
      convertible/exchangeable senior
      debentures/notes:
        $825 million due 2020 (1)                             -             -             -           5,078             -
        $1.381 billion due 2021 (2)                           -             -             -               -             -
        $700 million due 2023 (4)                             -             -             -               -             -
                                                       --------      --------      --------       ---------      --------
   Weighted average number of shares
      outstanding - diluted                             153,359       153,378       151,158         158,090       149,423
                                                       --------      --------      --------       ---------      --------


(1) Diluted earnings per share for the nine months ended September 30, 2003 reflects the assumed conversion of our $825 million zero coupon convertible senior debentures due 2020, as the conversion in that period would have been dilutive. We redeemed for cash the remaining outstanding principal amount of our $825 million zero coupon convertible senior debentures due 2020 on June 20, 2003 and therefore these debentures did not impact the calculation of diluted earnings per share for the three months ended September 30, 2003. For the three months ended June 30, 2003 and the three and nine months ended September 30, 2002, the weighted average number of shares outstanding-diluted excludes 7.2 million, 8.1 million and 8.1 million, respectively, potentially dilutive shares issuable upon the conversion of our $825 million zero coupon convertible senior debentures due 2020 because the inclusion of such shares would have been anti-dilutive, given the level of net income for those periods. Net income for the three months ended June 30, 2003 and for the three and nine months ended September 30, 2002 also excludes the related add-back of interest expense, net of tax, of $1.7 million, $1.9 million and $5.7 million, respectively, for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted average number of shares outstanding-diluted had diluted earnings per share been at or above $.24 for the three months ended June 30, 2003, and $.23 and $.70 for the three and nine months ended September 30, 2002, respectively.

(2) For the three and nine months ended September 30, 2003 and 2002, the weighted average number of shares outstanding-diluted excludes 8.5 million potentially dilutive shares issuable upon the conversion of our $1.381 billion zero coupon convertible senior debentures due 2021 because the inclusion of such shares would have been anti-dilutive, given the level of net income for those periods. Net income for the three months ended June 30, 2003, September 30, 2003 and 2002 excludes the related add-back of interest expense of $3.0 million and net income for the nine months ended September 30, 2003 and 2002 excludes the related add-back of interest expense of $9.2 million and $8.8 million, respectively, for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted average number of shares outstanding-diluted had diluted earnings per share been at or above $.36 for the three months ended June 30, 2003, at or above $.36 and $.35 for the three months ended September 30, 2003 and 2002, respectively, and at or above $1.07 and $1.04 for the nine months ended September 30, 2003 and 2002, respectively.

(3) Includes the following weighted average number of common shares of Nabors and weighted average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., respectively: 145.9 million and .5 million shares for the three months ended June 30, 2003; 146.5 million and .4 million shares for the three months ended September 30, 2003; 144.4 million and .7 million shares for the three months ended September 30, 2002; 145.8 million and .5 million shares for the nine months ended September 30, 2003; and 142.7 million and .4 million shares for the nine months ended September 30, 2002. The exchangeable shares of Nabors Exchangeco (Canada) Inc. are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.

(4) Diluted earnings per share for the three months ended June 30, 2003 and for the three and nine months ended September 30, 2003 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon exchangeable senior notes due 2023. Such shares are contingently exchangeable under certain circumstances and would only be included in the calculation of the weighted average number of shares outstanding-diluted if any of those criteria were met. Such criteria were not met during the three and nine months ended September 30, 2003. Based on the initial exchange price per share, these shares would be exchangeable if the closing sale price per share of Nabors' common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to $84.12 for all calendar quarters ending on or before June 30, 2008, and $77.11 for all calendar quarters thereafter. These notes were issued in June 2003 and therefore did not impact the calculation of diluted earnings per share for the three and nine months ended September 30, 2002.